Filed Pursuant to Rule 433
Registration Statement No. 333-144781

July     , 2007

Dear Fellow Shareholder,

On July 23, 2007, Computershare Trust Company, N.A. assumed responsibility as transfer agent and registrar for UGI Corporation’s common stock. Computershare is the largest and only global transfer agent, servicing 100 million shareholders for 14,000 clients worldwide. Computershare offers a variety of ways to access your account, process transactions or make account inquiries.

You can use any of the following options to contact Computershare:

Telephone:	1-800-850-1774 (U.S. and Canada)	E-Mail: web.queries@computershare.com
1-312-360-5100 (other countries)

U.S. Mail:	Computershare Investor Services	Overnight Delivery:	Computershare Investor Services
	P.O. Box 43078		250 Royall Street
	Providence, RI 02940-3078		Canton, MA 02021

Investor Centre:	www.computershare.com/investor

UGI Corporation has revised its Dividend Reinvestment Plan to include a direct stock purchase feature. The plan is administered by Computershare. As a participant in UGI’s former Dividend Reinvestment Plan, you are automatically a participant in the revised plan. As under the previous plan, there are no fees for purchasing shares with cash or reinvested dividends. Additionally, you will now be able to purchase shares by authorizing a one-time bank debit or an automatic recurring withdrawal from your bank account. If you have partial reinvestment of dividends on the shares you own currently, you can deposit the dividends on the remaining shares directly into a bank account of your choice. You must complete a Direct Deposit Authorization form. Please call Computershare to receive a form in the mail. If you prefer, you may choose to authorize direct deposit by conveniently accessing your account through Investor Centre at www.computershare.com/investor. Enclosed is a prospectus detailing the features of the plan.

If you hold any UGI stock in certificate form, we encourage you to deposit your certificates with Computershare for “safekeeping.” They will hold your stock certificates as book-entry shares, at no cost to you. Safekeeping eliminates the risk and cost associated with the loss, theft or destruction of stock certificates.

If you have any questions, or need more information, please contact Computershare directly.

Sincerely,

Robert W. Krick

Vice President and Treasurer

Enclosure

UGI Corporation (“UGI”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UGI has filed with the SEC for more complete information about UGI and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, UGI will arrange to send you the prospectus if you request it by calling Computershare at 1-800-850-1774 or the Company at 610-337-1000.